 Initial Public OfferingNASDAQ: CFBAugust 2019    Free Writing Prospectus Filed Pursuant to Rule 433Registration Statement No. 333-232704 Dated August 5, 2019

 2    Disclaimer  NO OFFER OR SOLICITATION. CrossFirst Bankshares, Inc. (the "Company" or "CrossFirst") has filed a registration statement (including a prospectus, which is preliminary and subject to change) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this presentation relates. Before you invest in any securities, you should read the prospectus in that registration statement and the other documents CrossFirst has filed with the SEC for more complete information about CrossFirst and the offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, CrossFirst, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Keefe, Bruyette & Woods, Inc., toll-free at (800) 966-1559, Raymond James & Associates, Inc., toll-free at (800) 248-8863, or Stephens Inc., toll-free at (800) 643-9691. CrossFirst is not soliciting an offer to buy securities in any jurisdiction where the offer or sale is not permitted. Neither the SEC nor any state securities commission has approved or disapproved of the securities of CrossFirst or passed upon the accuracy or adequacy of this presentation. Any representation to the contrary is a criminal offense. CrossFirst's common stock is not a deposit or savings account of CrossFirst's bank subsidiary and is not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.FORWARD-LOOKING STATEMENTS. This presentation and oral statements made during this meeting contain forward-looking statements. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. These statements are often, but not always, made through the use of words or phrases such as "may," "might," "should," "could," "predict," "potential," "believe," "expect," "continue," "will," "anticipate," "seek," "estimate," "intend," "plan," "strive," "projection," "goal," "target," "outlook," "aim," "would," "annualized" and "outlook," or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control.Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions, estimates and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. There are or will be important factors that could cause our actual results to differ materially from those indicated in these forward-looking statements, including, but not limited to, the following: risks related to general business and economic conditions and any regulatory responses to such conditions; our ability to effectively execute our growth strategy and manage our growth, including identifying and consummating suitable mergers and acquisitions; the geographic concentration of our markets; fluctuation of the fair value of our investment securities due to factors outside our control; our ability to successfully manage our credit risk and the sufficiency of our allowance; regulatory restrictions on our ability to grow due to our concentration in commercial real estate lending; our ability to attract, hire and retain qualified management personnel; interest rate fluctuations; our ability to raise or maintain sufficient capital; competition from banks, credit unions and other financial services providers; the effectiveness of our risk management framework in mitigating risks and losses; our ability to maintain effective internal control over financial reporting; our ability to keep pace with technological changes; system failures and interruptions, cyber-attacks and security breaches; employee error, fraudulent activity by employees or clients and inaccurate or incomplete information about our clients and counterparties; our ability to maintain our reputation; costs and effects of litigation, investigations or similar matters; risk exposure from transactions with financial counterparties; severe weather, acts of god, acts of war or terrorism; compliance with governmental and regulatory requirements; changes in the laws, rules, regulations, interpretations or policies relating to financial institutions, accounting, tax, trade, monetary and fiscal matters; compliance with requirements associated with being a public company; level of coverage of our business by securities analysts; and future equity issuances.Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.NON-GAAP FINANCIAL INFORMATION. This presentation contains certain non-GAAP measures. These non-GAAP measures, as calculated by CrossFirst, are not necessarily comparable to similarly titled measures reported by other companies. Additionally, these non-GAAP measures are not measures of financial performance or liquidity under GAAP and should not be considered alternatives to the Company's other financial information determined under GAAP. See the Appendix for reconciliations of certain non-GAAP measures.  MARKET AND INDUSTRY DATA. This presentation references certain market, industry and demographic data, forecasts and other statistical information. We have obtained this data, forecasts and information from various independent, third party industry sources and publications. Nothing in the data, forecasts or information used or derived from third party sources should be construed as advice. Some data and other information are also based on our good faith estimates, which are derived from our review of industry publications and surveys and independent sources. We believe that these sources and estimates are reliable but have not independently verified them. Statements as to our market position are based on market data currently available to us. Although we are not aware of any misstatements regarding the economic, employment, industry and other market data presented herein, these estimates involve inherent risks and uncertainties and are based on assumptions that are subject to change.

 3    Offering Summary    Issuer    Ticker / Exchange    Base Offering Size    Filing Range    Base Shares Offered    Overallotment Option    Pro Forma Market Capitalization    Lock-Ups    Use of Proceeds    Joint Bookrunning Managers    Expected Pricing Date    Co-Manager  CrossFirst Bankshares, Inc.  CFB / Nasdaq Global Select  180 days for the company, executive officers, directors and certain pre-IPO stockholders  General corporate purposes, including maintenance of required regulatory capital and to support future growth  Keefe, Bruyette & Woods, A Stifel Company | Raymond James | Stephens Inc.  Sandler O’Neill + Partners, L.P.  Week of August 12th  $114 million total, comprised of $92 million primary and $22 million secondary(based on the midpoint of range and excluding the overallotment option)  $15.00 – $17.00 per share  7,111,589 total, comprised of 5,750,000 primary and 1,361,589 secondary shares  15% (all primary shares)  $818 million (based on the midpoint of range and excluding the overallotment option)

Significant Experience in Management

CROSSFIRST BANKSHARES, INC.

Presenters



George F. Jones Jr. – *President, CEO and Director of CrossFirst*

- Joined CrossFirst in 2016 after a short retirement from Texas Capital Bancshares, Inc. (TCBI)
- Founding executive of TCBI in 1998
- Led TCBI through 50 consecutive profitable quarters and growth to $12 billion in assets



Mike Maddox – *President, CEO of CrossFirst Bank and Director of CrossFirst*

- Joined CrossFirst in 2008 after serving as Kansas City regional president for Intrust Bank
- Practicing lawyer for more than six years before joining Intrust Bank
- Graduate School of Banking at the University of Wisconsin - Madison



David O'Toole – *CFO, Chief Investment Officer and Director of CrossFirst, CFO of CrossFirst Bank*

- More than 40 years of experience in banking, accounting, valuation and investment banking
- Founding shareholder and director of CrossFirst Bank and became CFO in 2008
- Co-founder and managing partner of a national bank consulting and accounting firm
- Served on numerous boards of directors of banks and private companies, including the Continental Airlines, Inc. travel agency advisory board



Randy Rapp – *Chief Credit Officer of CrossFirst Bank*

- More than 30 years of experience in banking, primarily as a credit analyst, commercial relationship manager and credit officer
- Joined CrossFirst in April 2019 after serving as Executive Vice President and Chief Credit Officer of Texas Capital Bank, National Association from May 2015 until March 2019
- Mr. Rapp joined Texas Capital Bank in 2000



Matt Needham – *Director of Strategy and Investor Relations of CrossFirst*

- More than 15 years in banking, strategy, accounting and investment banking, five with CrossFirst
- Deep experience in capital markets including valuation, mergers, acquisitions and divestitures
- Provided assurance and advisory services with Ernst & Young
- Former Deputy Bank Commissioner in Kansas and has served on several bank boards
- MBA Wake Forest University, obtained CFA designation and CPA, Graduate School of Banking at the University of Colorado

Other Senior Executives

Amy Fauss
Chief Operating Officer of CrossFirst Bank
28+ years of banking experience
Joined CrossFirst in 2009

Tom Robinson
Chief Risk Officer of CrossFirst
35+ years of banking experience
Joined CrossFirst in 2011

Aisha Reynolds
General Counsel of CrossFirst and CrossFirst Bank
13+ years of experience
Joined CrossFirst in 2018

David Williams
Dallas President of CrossFirst Bank
30+ years of experience
Joined CrossFirst in 2016

Directors and executive officers current ownership: 10.36%

Approximately 21% ownership amongst the Board, executive management, advisory board members and our employee partners

4

CrossFirst Overview

CROSSFIRST BANKSHARES, INC.

- **$4.5 billion**(1) asset banking operation founded in 2007
- **Branch-lite** structure operating 7 branches in key markets along the I-35 corridor
- **3rd largest** bank headquartered in the Kansas City MSA
- **High-growth** commercial banking franchise
- High quality people, strong culture & **relationship-oriented** business model
  - Serving businesses, business owners, professionals and their personal networks
- Core focus on **improving profitability & operating efficiency**


LEAWOOD
KANSAS CITY
WICHITA
OKLAHOMA CITY
TULSA
DALLAS
35
44
45
35

Financial Highlights (As of and for the Six Months Ended 6/30/19)(2)

Assets:	$4,473	**Stated / Core ROAA(3):**	0.88% / 0.83%	**NPAs / Assets:**	1.18%
Gross Loans:	$3,467	**Stated / Core ROACE(3):**	7.87% / 7.43%	**NCOs / Avg. Loans:**	0.04%
Deposits:	$3,584	**Stated / Core Efficiency Ratio(3):**	62.1% / 61.7%	**Reserves / Loans:**	1.24%
Tier 1 Leverage:	10.87%	**NIM (FTE):**	3.40%	**Reserves / NPLs:**	85.2%

(1) As of June 30, 2019.
(2) Dollars are in millions.
(3) Represents a non-GAAP financial measure. See Non-GAAP Reconciliation slides in Appendix for additional detail.

5

 6    Our Locations      Dallas, TX  Leawood, KS (HQ)      Oklahoma City, OK      Wichita, KS      Tulsa, OK      Leawood, KS  Kansas City, MO*          * Kansas City branch will be relocated to a new location (as depicted in picture), planned to open in 2020.

Our Strategic Approach

CROSSFIRST BANKSHARES, INC.

- ✓ Attract and develop highest level of talent
- ✓ Serve businesses, business owners, professionals and their personal networks
- ✓ Focus on core markets; grow organically using a "Relationship Banking" model
- ✓ Maintain branch-lite model with strategically placed locations
- ✓ Improve profitability and operating efficiency
- ✓ Selectively pursue opportunities to expand through acquisitions and new market development
- ✓ Execute on our high-tech, high-touch banking strategy
- ✓ Leverage technology to provide a high level of convenience
- ✓ Employ effective enterprise risk management
- ✓ Develop niche lending verticals: Energy (2014), Enterprise Value Lending (2017), Relational Tribal Nations Lending (2017), Relational High Volume Builder Lending (2017)

7

 8      Our History and Growth                                                          $22  $77  $155  $311  $355  $565  $2,961$2,133$1,574$1,220$847  $4,107  $4,473  2007  2008  2009  2010  2011  2012  2013  2014  2015  2016  2017  2018  Q2 2019  Total Assets            2012Expansion into Wichita and Oklahoma City markets    2014Expansion into Energy Lending      2016George F. Jones Jr. joins as Vice Chairman as part of expansion into Dallas market      2010Acquired Leawood, KS-based Leawood Bancshares (~$72.5mm in Total Assets)  2007Established with initial presence in Kansas City    2018George F. Jones Jr. named CEO of CrossFirst Bankshares, Inc.    2008Formed CrossFirst Bankshares, Inc.  Dollars in chart are in millions.        2017Expansion into Enterprise Value Lending, Relational Tribal Nations Lending and Relational High Volume Builder Lending    Since Since 2007 2012 Total Assets 58.5% 37.5%  Compound Annual Growth Rates          2013Expansion into Tulsa market through acquisition of Tulsa National Bancshares, Inc. (~$160mm in Total Assets)

Dynamic Market Footprint

CROSSFIRST BANKSHARES, INC.

As of 6/30/19 (unless otherwise noted)	Kansas City	Wichita	Oklahoma City	Tulsa	Dallas	Energy (Tulsa)[1]	U.S.
Entered Market	2007	2012	2012	2013	2016	2014	--
Loans ($mm)	$1,091	$394	$243	$489	$873	$386	--
Deposits ($mm)	$1,731	$518	$351	$520	$404	$60	--
Total Deposits in MSA[2] ($bn)	$57.4	$15.7	$30.5	$25.5	$271.0	--	--
Number of Branches	3	1	1	1	1	--	--
Deposits per Location ($mm)	$577	$518	$351	$580[3]	$404	--	--
Deposit per Location Rank for Banks in MSA[2]	#1	#1	#3	#1	#8	--	--
				Market Demographics[4]			
Population (mm)	2.2	0.6	1.4	1.0	7.6	--	329.2
Population Change 2010 - 2019 (%)	7.4	2.7	12.3	6.7	17.9	--	6.6
Projected Population Change 2019 - 2024 (%)	3.5	1.6	5.1	3.6	7.7	--	3.6
May 2019 Unemployment Rate (%)	3.1	3.5	2.9	3.1	2.7	--	3.8
Median Household Income	$66,838	$56,619	$59,019	$54,700	$69,458	--	$63,174

(1) Our energy lending group is based in Tulsa but lends across multiple geographies.
(2) Source: S&P Global Market Intelligence as of June 30, 2018 and is pro forma to reflect pending or recently completed acquisitions as of 7/25/19.
(3) Tulsa's deposits per location include Energy deposits of $60mm.
(4) Source: S&P Global Market Intelligence and Bureau of Labor Statistics.

9

 10    High Growth Loan Portfolio  Our loan growth has been nearly all organic and we continue to see abundant opportunities within our existing markets  Diversification remains a core tenet     Purchased loan participations totaled $103.0 million and a combination of shared national credits and syndications purchased totaled $270.2 million at Q2 2019Generally buy only portions of participations or syndicated loans with borrowers with whom we could lead next lending opportunity  Unfunded commitments totaled$1.5 billion at Q2 2019, 41% of which are commitments to fund C&I loans and 59% are other loan commitments  Commentary    Gross Loans (Net of Unearned Income)                                            $785  $993  $1,297  $1,996  $3,061  $3,467  $0  $1,000  $2,000  $3,000  $4,000  2014  2015  2016  2017  2018  Q2 2019  Unfunded Commitments(1)                                                    $335  $385  $571  $1,155  $1,365  $1,509  $0  $400  $800  $1,200  $1,600  $2,000  2014  2015  2016  2017  2018  Q2 2019  Dollars in charts are in millions. Amounts shown are as of the end of the period.(1) Unfunded commitments include commitments to fund C&I loans and other loan commitments.

Diverse Loan Portfolio by Type & Geography[1]

CROSSFIRST BANKSHARES, INC.

Loan Mix by Type* ($3.5bn)



Residential Real Estate 10%
Other 1%
Commercial & Industrial 36%
Energy 11%
Construction and Land Development 13%
Commercial Real Estate 28%

C&I Loan Breakdown by Type ($1.3bn)



Merchant Wholesalers 4%
Professional & Technical Services 4%
Administrative Services 3%
Insurance 2%
Aircraft 5%
Other 17%
Retail & Leasing Services 4%
Health Care 12%
Restaurants 4%
Manufacturing 6%
Real Estate Activity 8%
Motor Vehicle & Parts Dealers 5%
Security Services 6%
Engineering & Contracting 5%
Business Loans to Individuals 7%
Recreation 8%

CRE Loan Portfolio by Segment ($968mm)[2]

CRE / Capital: 234%[3]
Construction / Capital: 91%[3]



Medical 3%
C-Store 3%
Land Development 2%
Other 2%
Raw Land 5%
Retail 15%
Senior Living 4%
Hotel 13%
Multi-Family 16%
Industrial 13%
1-4 Family Residential Construction 11%
Office 13%

CRE Loans by Geography ($968mm)[2]



Florida 2%
Arizona 3%
Virginia 2%
Remaining 14 States 13%
Colorado 7%
Missouri 9%
Texas 38%
Oklahoma 12%
Kansas 14%

* Numbers do not add to 100% due to rounding.
(1) Data as of June 30, 2019.
(2) CRE as defined by regulators (including construction and development).
(3) Shown as a percentage of bank capital.

11

 12    Asset Quality Formula and Trends  Credit quality has remained strong since inceptionIn 2017, the Bank experienced one significant charge-off of approximately$5 million (0.34% of average loans) on one C&I creditIncrease in Q2 NPAs from one loan negatively impacted by a law change17.5% reserve allocation on creditAs of June 30, 2019, our Reserves / Loans were 1.24% and our Reserves / NPLs were 85.22%  Commentary                                              0.27%  0.08%  0.20%  0.18%  0.43%  1.18%  0.00%  0.50%  1.00%  1.50%  2.00%  2.50%  2014  2015  2016  2017  2018  Q2 2019  Net Charge-Offs / Average Loans                                              0.02%  0.04%  0.11%  0.44%  0.07%  0.00%  0.20%  0.40%  0.60%  0.80%  1.00%  2014  2015  2016  2017  2018  YTD 6/30/19  (1) Ratio is annualized.  Pillars of CrossFirst Asset Quality    Proven and comprehensive credit policy and proceduresHighly competent and experienced bankersEffective credit administration processCommitment to diversificationDisciplined and standardized underwritingProactive problem asset managementDecisive response to market opportunities  Nonperforming Assets / Assets    0.04%(1)

 13            Savings & MMA 46%  TimeDeposits ≤$100,000 15%  Time Deposits >$100,000 21%  DDA 14%  Transaction Deposits 4%      Kansas City 48%  Wichita 15%  Tulsa(3) 16%  Oklahoma City 10%  Dallas 11%  Growing Core Funding Base  CrossFirst has generated significant growth in core deposits with modest reliance on wholesale funding  Strategic focus on non-interest bearing deposits and treasury services led by an exceptional group of business and private bankers  Brokered deposits of 11.1% of total deposits at June 30, 2019 are utilized to minimize interest rate risk  Commentary    Total Deposits(1)                                                    $962  $1,295  $1,694  $2,303  $3,208  $3,584  $4,000$3,500$3,000$2,500$2,000$1,500$1,000$500$0  2014  2015  2016  2017  2018  Q2 2019  Deposit Mix by Geography(2)    Deposit Mix by Type(2)            Dollars are in millions.  (1) Amounts shown are as of the end of the period. (2)(3)  Data as of June 30, 2019.Tulsa’s deposits include Energy deposits of $60mm. Our energy lending group is based in Tulsa but lends across multiple geographies.

 14    Net Interest Margin Trends  Focus on commercial lending increases the asset sensitivity of our balance sheet, with approximately 74% floating rate loans or maturing within one year  NIM improvement experienced in 2017 was impacted slightly by the tax law change  Commentary    Yield on Loans and Cost of Total Deposits                                                            5.01%  4.62%  4.60%  4.89%  5.34%  5.18%  5.70%  0.88%  0.91%  0.87%  0.99%  1.44%  1.31%  1.98%  0.00%  2.00%  4.00%  6.00%  2014  2015  2016  2017  2018  YTD 6/30/18  YTD 6/30/19    Yield on Loans    Cost of Total Deposits                                                3.40%  3.27%  3.24%  3.40%  3.39%  3.28%  3.40%  3.00%2.00%1.00%0.00%  Net Interest Margin (FTE)4.00%  2014  2015  2016  2017  2018  YTD 6/30/18  YTD 6/30/19

Improving Profitability and Operating Efficiency

CROSSFIRST BANKSHARES, INC.

Commentary

- Since 2010, CrossFirst has invested in talent and acquisitions to grow its market presence and expand into several new products, such as energy lending
- In Q2 2018, we shifted to a focus on earnings, while still maintaining strong balance sheet growth
- We now have four quarters of performance under new profitability-focused initiative
- A branch-lite approach should continue to drive operating leverage and scale
- Profitability in the first half of 2018 was impacted by several factors, including:
  - The Company's start-up investment in the Dallas market
  - Additional personnel required to execute Company-wide plans
- A number of expense reduction strategies have been implemented, which have contributed to an improved efficiency ratio
- The Company's utilization of automation, technology and repeatable processes will continue to drive efficiencies

Return on Average Assets[1]



1.50%
1.20%
0.90%
0.60%
0.30%
0.00%
0.03%
0.50%
0.70%
0.72%
1.06%
0.67%
0.91%
0.78%
0.86%
0.89%
Q2 2018
Q3 2018
Q4 2018
Q1 2019
Q2 2019
ROAA
Core ROAA(2)

Efficiency Ratio



120.0%
100.0%
80.0%
60.0%
40.0%
20.0%
0.0%
92.3%
72.3%
65.9%
65.5%
60.2%
62.6%
64.2%
64.2%
60.1%
59.4%
Q2 2018
Q3 2018
Q4 2018
Q1 2019
Q2 2019
Efficiency Ratio
Core Efficiency Ratio(2)

(1) Ratios are annualized.
(2) Represents a non-GAAP financial measure. See Non-GAAP Reconciliation slides in Appendix for additional detail.

15

 16    YTD ‘18 – YTD ‘19Growth: 36.0%                                                                  $33.0  $44.6  $57.5  $78.5  $116.5  $52.8  $71.8  $140.0$120.0$100.0$80.0$60.0$40.0$20.0$0.0                                                                                $4.1  $7.5  $10.3  $3.9  $0.4  $4.0  ($1.0)  $9.7  $19.9  $6.9  $17.7  $30.0$25.0$20.0$15.0$10.0$5.0$0.0 ($5.0)                    Core Operating Income  Core Operating Income Adjustments (net)  Consistent Operating Revenue and Income Growth with Focus on Shareholder Returns          Dollars in charts are in millions.Defined as net interest income + noninterest income.Represents a non-GAAP financial measure. See Non-GAAP Reconciliation slides in Appendix for additional detail.      YTD ‘18 – YTD ‘19Growth: 158.7%  Operating Revenue(1)    Core Operating Income(2)      Our balance sheet growth, combined with holding a steady net interest margin, has enabled robust operating revenue growth  Company redeemed all preferred shares in Q1 2019, which was accretive to EPS  Historical growth has required significant building of the provision that impacted earnings (approximately $44 million over five years)  Tangible book value per share CAGR from 2014 to Q2 2019 of 15.8%(2)  Commentary

Strategic Investing & Growing Profitability

CROSSFIRST BANKSHARES, INC.

- **Focus on robust organic growth strategy in our core markets of Kansas City, Wichita, Oklahoma City, Tulsa & Dallas to elevate franchise in place**
  - Dallas rapid development phase with exceptional growth but requires additional time to achieve desired profitability
  - Maintain superior asset quality
- **Selectively pursue opportunities to expand through acquisition or branch expansion**
  - Opportunistically pursue expansion efforts in adjacent metropolitan areas or in core markets to create value above and beyond a strong organic growth model
  - Currently evaluating a potential branch in the Frisco, TX[(1)] market
  - Maintain branch-lite structure in our markets
  - Grow with banking teams with people who are proficient and knowledgeable of our current target client base and fit our culture of quality growth
- **Maintain earnings growth momentum of the franchise to improve profitability to peer levels and leverage scale potential of current investments**

17

(1) We do not have any current plans to establish any other new bank branches.

 18    Investment Highlights      Experienced and Invested Leadership      Established Presence in Attractive Markets      Scalable Infrastructure Designed to Accommodate Significant Growth      Customer Base Consists of Sophisticated Businesses and their Owners      At Inflection Point of Turning Robust Balance Sheet Growth into Earnings Growth      Sophisticated Suite of Banking Services to Facilitate Full-Service Commercial Relationships      Specialized Lending Verticals      Disciplined Underwriting and Standardized Credit Administration

 Appendix

 20    Securities Portfolio  At Q2 2019, the duration of the portfolio was approximately 4.4 years and fully taxable equivalent yield was 3.42% during Q2 2019  During Q2 2019, new securities were purchased with an average FTE yield of 3.03%  Commentary    Investment Portfolio Breakout as of June 30, 2019(1)        CMO 23%  MBS 21%  Municipal 55%  Other 1%                                                3.69%  3.72%  3.63%  3.85%  3.62%  3.64%  3.51%  3.00%2.00%1.00%0.00%  4.00%  Average Yield on Securities (FTE)5.00%  2014  2015  2016  2017  2018  YTD 6/30/18  YTD 6/30/19    (1) Based on approximate fair value.  Total: $704.8M(1)

 21    Pro Forma Capitalization    As of June 30, 2019  (dollars in thousands)  Actual  Pro Forma As Adjusted(1)              Borrowings and repurchase agreementsStockholders' Equity:Common stock, par value $0.01 per share Preferred stock, par value $0.01 per share  $ 364,246453-    $ 364,246511-  Additional paid-in-capital  430,347    514,810  Accumulated other comprehensive income  13,579    13,579  Retained earnings  54,899    54,899  Other  (83)    (83)  Total stockholders' equity  $ 499,195    $ 583,715  Capital Ratios:        Total stockholders' equity to total assets  11.2%    12.8%  Tangible common equity to tangible assets(2)  11.0%    12.7%  Common equity tier 1 capital ratio  11.0%    12.9%  Tier 1 leverage ratio  10.9%    12.6%  Tier 1 risk-based capital ratio  11.0%    13.0%  Total risk-based capital ratio  12.0%    13.9%  Per Share Data:        Book value per share  $11.00    $11.42  Tangible book value per share(2)  $10.83    $11.27  Assumes 5,750,000 base primary shares offered at the midpoint of the range, 6.50% underwriting spread and $1.5M in other offering expenses for $84.5M in net proceeds. For regulatory purposes, net proceeds are assumed to be risk-weighted at 20%.Represents a non-GAAP financial measure. See Non-GAAP Reconciliation slides in Appendix for additional detail.

Historical Financials

CROSSFIRST BANKSHARES, INC.

(Dollars in thousands, except per share data)	As of or for the Year Ended December 31, 2014	2015	2016	2017	2018	As of or for the Six Months Ended June 30, 2018	2019
Income Statement Data							
Interest income	$39,320	$54,116	$69,069	$97,816	$156,880	$69,037	$105,509
Interest expense	8,230	11,849	15,016	22,998	46,512	19,952	37,030
Net interest income	31,090	42,267	54,053	74,818	110,368	49,085	68,479
Provision for loan losses	3,915	5,975	6,500	12,000	13,500	6,000	5,700
Non-interest income	1,904	2,365	3,407	3,679	6,083	3,703	3,317
Non-interest expense	24,640	30,562	40,587	62,089	85,755	45,714	44,591
Income before taxes	4,439	8,095	10,373	4,408	17,196	1,074	21,505
Income tax expense (benefit)	296	626	62	(1,441)	(2,394)	(1,828)	2,716
Net income	4,143	7,469	10,311	5,849	19,590	2,902	18,789
Preferred stock dividends	1,485	2,066	2,100	2,100	2,100	1,050	175
Net income available to common stockholders	2,658	5,403	8,211	3,749	17,490	1,852	18,614
Non-GAAP core operating income(1)	4,143	7,469	10,311	9,716	19,940	6,859	17,743
Balance Sheet Data							
Cash and cash equivalents	$18,084	$79,418	$155,972	$130,820	$216,541	$235,036	$141,373
Available-for-sale securities	375,039	460,542	593,012	703,581	663,678	812,247	704,776
Gross loans (net of unearned income)	785,193	992,726	1,296,886	1,996,029	3,060,747	2,357,830	3,467,204
Allowance for loan losses	9,905	15,526	20,786	26,091	37,826	30,197	42,852
Goodwill and other intangibles	8,201	8,100	7,998	7,897	7,796	7,846	7,745
Total assets	1,220,281	1,574,346	2,133,106	2,961,118	4,107,215	3,549,126	4,473,182
Non-interest-bearing deposits	92,332	123,430	198,088	290,906	484,284	473,904	511,837
Total deposits	961,623	1,294,812	1,694,301	2,303,364	3,208,097	2,805,285	3,584,136
Borrowings and repurchase agreements	115,241	112,430	216,709	357,837	388,391	387,543	364,246
Preferred Stock, liquidation value	28,614	30,000	30,000	30,000	30,000	30,000	0
Total Stockholders' Equity	137,098	160,004	214,837	287,147	490,336	342,537	499,195
Share and Per Share Data:							
Basic earnings per share	$0.17	$0.29	$0.39	$0.12	$0.48	$0.06	$0.41
Diluted earnings per share	0.17	0.28	0.39	0.12	0.47	0.06	0.40
Book value per share	6.06	6.61	7.34	8.38	10.21	8.80	11.00
Tangible book value per share(1)	5.60	6.20	7.02	8.12	10.04	8.58	10.83
Wtd. avg. common shares out. - basic	15,381,950	18,640,678	20,820,784	30,086,530	36,422,612	31,950,414	45,165,248
Wtd. avg. common shares out. - diluted	15,611,950	19,378,290	21,305,874	30,963,424	37,492,567	33,176,008	46,159,825
Shares outstanding at end of period	17,908,862	19,661,718	25,194,872	30,686,256	45,074,322	35,496,278	45,367,641

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Historic share counts and per share figures reflect 2:1 stock split effected on 12/21/18.

(1) Represents a non-GAAP financial measure. See Non-GAAP Reconciliation slides in Appendix for additional detail.

Historical Financials

CROSSFIRST BANKSHARES, INC.

	As of or for the Year Ended December 31,					As of or for the Six Months Ended June 30,	
	2014	2015	2016	2017	2018	2018	2019
Selected Ratios:							
Return on average assets(1)	0.41%	0.53%	0.56%	0.24%	0.56%	0.18%	0.88%
Non-GAAP core operating return on average assets(1)(2)	0.41	0.53	0.56	0.40	0.57	0.43	0.83
Return on average common equity(1)	3.08	4.60	5.51	1.53	5.34	1.41	7.87
Non-GAAP core operating return on average common equity(1)(2)	3.08	4.60	5.51	3.11	5.45	4.41	7.43
Yield on earning assets - tax equivalent(3)	4.25	4.14	4.08	4.37	4.77	4.57	5.21
Yield on securities - tax equivalent(3)	3.69	3.72	3.63	3.85	3.62	3.64	3.51
Yield on loans	5.01	4.62	4.60	4.89	5.34	5.18	5.70
Cost of funds	0.92	0.94	0.91	1.06	1.49	1.37	1.97
Cost of interest-bearing deposits	0.98	1.01	0.96	1.12	1.71	1.52	2.31
Cost of total deposits	0.88	0.91	0.87	0.99	1.44	1.31	1.98
Net interest margin - tax equivalent(3)	3.40	3.27	3.24	3.40	3.39	3.28	3.40
Non-interest expense to average assets	2.45	2.17	2.21	2.53	2.45	2.84	2.10
Efficiency ratio(4)	74.68	68.48	70.64	79.10	73.64	86.60	62.11
Non-GAAP core operating efficiency ratio(2)	74.68	68.48	70.64	77.23	69.47	76.09	61.74
Non-interest-bearing deposits to total deposits	9.60	9.53	11.69	12.63	15.10	16.90	14.28
Loans to deposits	81.65	76.67	76.54	86.66	95.41	84.06	96.74
Credit Quality Ratios:							
Allowance for loans losses to total loans	1.26%	1.56%	1.60%	1.30%	1.23%	1.28%	1.24%
Nonperforming assets to total assets	0.27	0.08	0.20	0.18	0.43	0.46	1.18
Nonperforming loans to total loans	0.41	0.12	0.33	0.27	0.58	0.69	1.45
Allowance for loans losses to nonperforming loans	310.43	1,336.38	493.14	481.68	212.30	185.25	85.22
Net charge-offs to average loans(1)	0.02	0.04	0.11	0.44	0.07	0.18	0.04
Capital Ratios:							
Total stockholders' equity to total assets	11.23%	10.16%	10.07%	9.70%	11.94%	9.65%	11.16%
Tier 1 leverage ratio	13.51	9.72	10.48	9.71	12.43	9.80	10.87
Common equity tier 1 capital ratio	N/A	8.50	9.78	8.62	11.75	9.39	11.02
Tier 1 risk-based capital ratio	10.58	10.70	11.38	9.70	12.53	10.31	11.04
Total risk-based capital ratio	12.50	11.82	12.51	10.65	13.51	11.24	12.04

(1) Interim periods are annualized.
(2) Represents a non-GAAP financial measure. See Non-GAAP Reconciliation slides in Appendix for additional detail.
(3) Tax-exempt income is calculated on a tax equivalent basis. Tax-exempt income includes municipal securities, which is exempt from federal taxation. A tax rate of 21% is used for fiscal year 2018 and interim periods and a tax rate of 35% is used for fiscal years 2017 and prior.
(4) Efficiency ratio is noninterest expense divided by the sum of net interest income and noninterest income.

23

Non-GAAP Reconciliation

CROSSFIRST BANKSHARES, INC.

(Dollars in thousands)	As of or for the Year Ended December 31, 2014	2015	2016	2017	2018	As of or for the Six Months Ended June 30, 2018	2019
Non-GAAP Core Operating Income:							
Net Income	$4,143	$7,469	$10,311	$5,849	$19,590	$2,902	$18,789
Add: restructuring charges	0	0	0	0	4,733	5,548	0
Less: Tax effect(1)	0	0	0	0	1,381	1,591	0
Restructuring charges, net of tax	0	0	0	0	3,352	3,957	0
Add: fixed asset impairments	0	0	0	1,903	171	0	424
Less: Tax effect(2)	0	0	0	737	44	0	109
Fixed asset impairments, net of tax	0	0	0	1,166	127	0	315
Add: State tax credit(3)	0	0	0	0	(3,129)	0	(1,361)
Add: 2017 Tax Cut and Jobs Act(3)	0	0	0	2,701	0	0	0
Non-GAAP core operating income	$4,143	$7,469	$10,311	$9,716	$19,940	$6,859	$17,743
Non-GAAP Core Operating Return on Average Assets:							
Net Income	$4,143	$7,469	$10,311	$5,849	$19,590	$2,902	$18,789
Non-GAAP core operating income	4,143	7,469	10,311	9,716	19,940	6,859	17,743
Average Assets	1,003,991	1,410,447	1,839,563	2,452,797	3,494,655	3,248,537	4,285,768
GAAP return on average assets(4)	0.41%	0.53%	0.56%	0.24%	0.56%	0.18%	0.88%
Non-GAAP core operating return on average assets(4)	0.41%	0.53%	0.56%	0.40%	0.57%	0.43%	0.83%
Non-GAAP Core Operating Return on Average Equity:							
Net Income	$4,143	$7,469	$10,311	$5,849	$19,590	$2,902	$18,789
Non-GAAP core operating income	4,143	7,469	10,311	9,716	19,940	6,859	17,743
Less: Preferred stock dividends	1,485	2,066	2,100	2,100	2,100	1,050	175
Net Income available to common stockholders	2,658	5,403	8,211	3,749	17,490	1,852	18,614
Non-GAAP core operating income available to common stockholders	2,658	5,403	8,211	7,616	17,840	5,809	17,568
Average common equity	86,273	117,343	149,132	245,193	327,446	265,429	476,749
GAAP return on average common equity(4)	3.08%	4.60%	5.51%	1.53%	5.34%	1.41%	7.87%
Non-GAAP core operating return on average common equity(4)	3.08%	4.60%	5.51%	3.11%	5.45%	4.41%	7.43%
Non-GAAP Core Operating Efficiency Ratio:							
Non-interest expense	$24,640	$30,562	$40,587	$62,089	$85,755	$45,714	$44,591
Less: restructuring charges	0	0	0	0	4,733	5,548	0
Non-GAAP non-interest expense (numerator)	24,640	30,562	40,587	62,089	81,022	40,166	44,591
Net interest income	31,090	42,267	54,053	74,818	110,368	49,085	68,479
Non-interest income	1,904	2,365	3,407	3,679	6,083	3,703	3,317
Add: fixed asset impairments	0	0	0	1,903	171	0	424
Non-GAAP Operating revenue (denominator)	32,994	44,632	57,460	80,400	116,622	52,788	72,220
GAAP efficiency ratio	74.68%	68.48%	70.64%	79.10%	73.64%	86.60%	62.11%
Non-GAAP core operating efficiency ratio	74.68%	68.48%	70.64%	77.23%	69.47%	76.09%	61.74%

(1) Represents the tax impact of the adjustments above at a tax rate of 25.73%, plus a permanent tax benefit associated with stock-based grants that were exercised prior to our former CEO's departure.
(2) Represents the tax impact of the adjustments above at a tax rate of 25.73% for fiscal year 2018 and 38.73% for fiscal years prior to 2018.
(3) No tax effect associated with the 2017 Tax Act adjustment or state tax credit.
(4) Interim periods have been annualized.

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Non-GAAP Reconciliation (cont.)

CROSSFIRST BANKSHARES, INC.

(Dollars in thousands)	As of or for the Three Months Ended June 30, 2018	September 30, 2018	December 31, 2018	March 31, 2019	June 30, 2019
Non-GAAP Core Operating Income:					
Net Income	$278	$6,354	$10,334	$9,350	$9,439
Add: restructuring charges	5,548	0	(815)	0	0
Less: Tax effect(1)	1,591	0	(210)	0	0
Restructuring charges, net of tax	3,957	0	(605)	0	0
Add: fixed asset impairments	0	171	0	0	424
Less: Tax effect(2)	0	44	0	0	109
Fixed asset impairments, net of tax	0	127	0	0	315
Add: State tax credit(3)	0	0	(3,129)	(1,361)	0
Add: 2017 Tax Cut and Jobs Act	0	0	0	0	
Non-GAAP core operating income	$4,235	$6,481	$6,600	$7,989	$9,754
Non-GAAP Core Operating Return on Average Assets:					
Net Income	$278	$6,354	$10,334	$9,350	$9,439
Non-GAAP core operating income	4,235	6,481	6,600	7,989	9,754
Average Assets	3,423,674	3,588,876	3,884,642	4,168,243	4,402,002
GAAP return on average assets(4)	0.03%	0.70%	1.06%	0.91%	0.86%
Non-GAAP core operating return on average assets(4)	0.50%	0.72%	0.67%	0.78%	0.89%
Non-GAAP Core Operating Efficiency Ratio:					
Non-interest expense	$25,556	$19,875	$20,166	$22,631	$21,960
Less: restructuring charges	5,548	0	(815)	0	0
Non-GAAP non-interest expense (numerator)	20,008	19,875	20,981	22,631	21,960
Net interest income	25,948	28,967	32,316	33,605	34,874
Non-interest income	1,730	1,185	1,195	1,645	1,672
Add: fixed asset impairments	0	171	0	0	424
Non-GAAP operating revenue (denominator)	27,678	30,323	33,511	35,250	36,970
GAAP efficiency ratio	92.33%	65.91%	60.18%	64.20%	60.09%
Non-GAAP core operating efficiency ratio	72.29%	65.54%	62.61%	64.20%	59.40%

(1) Represents the tax impact of the adjustments above at a tax rate of 25.73%, plus a permanent tax benefit associated with stock-based grants that were exercised prior to our former CEO's departure.
(2) Represents the tax impact of the adjustments above at a tax rate of 25.73%.
(3) No tax effect associated with the state tax credit.
(4) Interim periods are annualized.

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Board of Directors

CROSSFIRST BANKSHARES, INC.

Name	State	Biography
Rod Brenneman (Non-Exec. Chairman)	MO	Mr. Brenneman began his career at Seaboard Corporation in 1989. While at Seaboard, he served in various financial management capacities. In 1999 he became Senior Vice-President & CFO of Seaboard Foods and was named President & CEO in 2001. In 2011, he was hired as President & CEO of Butterball LLC, the largest integrated turkey processing company in the U.S. to develop and implement a three-year turnaround of the company.
George Bruce	KS	Mr. Bruce is the CEO and General Counsel of Aladdin Petroleum Corporation, where he has been active in domestic oil and gas exploration and production. In his legal career, Mr. Bruce was a law partner of Hall, Pike & Bruce from 1980-1988 before joining Martin, Pringle, Oliver, Wallace & Bauer, LLP, where he served as managing partner and continues to serve of counsel. His legal banking experience includes significant commercial lending and regulatory experience, including the sale and acquisition of numerous banks and chartering de novo banks in KS and NV.
Steven Caple	TX	Mr. Caple serves as the President of Unity Hunt, Inc., the company through which the Lamar Hunt family oversees its holdings. Mr. Caple focuses on developing and implementing the strategic initiatives and oversees Unity Hunt's accounting, finance, investment, legal, operating and tax functions. He previously served as president at numerous firms, including VFT Capital, Novo Networks, and Berliner Communications Inc.
Ron Geist	KS	Mr. Geist currently serves as the President of Rage Administrative and Marketing Services, large franchisee of restaurants.
Jennifer Grigsby	OK	Ms. Grigsby is the Executive VP and CFO of Ascent Resources, LLC, an oil and gas exploration and production company located in Oklahoma City, OK. She previously served as CEO and CFO of American Energy - Woodford, LLC and was Senior Vice President of Corporate and Strategic Planning for Chesapeake Energy Corporation. She is a CPA and Chartered Global Management Accountant.
George Hansen, III	KS	Mr. Hansen serves as CEO & President of the Enterprise Center in Johnson County (the largest venture development organization in KS). Through his career, he has managed companies for growth in a variety of industries.
Mason King, CFA	TX	Mr. King, CFA is a Principal of Luther King Capital Management (LKCM). He joined the firm in 2004 and serves as a portfolio manager and small cap analyst.
James Kuykendall	OK	Mr. Kuykendall owns and operates Equipment World Inc., a construction equipment dealership located in Tulsa, OK. Equipment World sells equipment across the country and serves a regional area providing rentals, parts and services. Mr. Kuykendall joined Equipment World in 1987 and has spent the last 29 years working to build the business.
Lance Humphreys	OK	Mr. Humphreys has served as Manager – Lead Investor of Triad Marketing Inc., since May 2010. He is also currently Chief Executive Officer of Salt and Light Leadership, Inc., a role he has held since May 2018, and Manager of Bluestream Consulting, LLC.
George F. Jones Jr.	TX	See management bios
Mike Maddox	KS	See management bios
David O'Toole	KS	See management bios
Kevin Rauckman	KS	Mr. Rauckman served as the CFO and Treasurer of Garmin Ltd. from 1999 to 2014. He was named CFO of the Year by the Kansas City Business Journal in 2008.
Michael Robinson	KS	One of the original organizers of CrossFirst, Mr. Robinson is currently the President and COO of CommLink Technology. He previously served as CEO of Leadergy Catalyst.
Jay Shadwick	KS	One of the original organizers and directors of CrossFirst, Mr. Shadwick has been a partner in the law firm of Duggan, Shadwick, Doerr and Kurlbaum, P.C. since 1994. Mr. Shadwick has practiced law for 31 years with an emphasis in banking, real estate and business transactions. He provides legal counsel to numerous banking institutions on a number of matters, including commercial lending, lending practices, foreclosures, workouts and bank-related litigation.
Grey Stogner	TX	Mr. Stogner is the founder and President of Crestview Real Estate, LLC, a commercial real estate development firm in Dallas. Mr. Stogner has personally been involved with the entitlement, development, leasing and construction management of over 7 million sq. ft. of commercial space. He is also a principal and co-founder of The Cogent Group, a private real estate investment company established to pursue retail development and acquisition opportunities.
Stephen Swinson	TX	Mr. Swinson currently serves as President and CEO of Thermal Energy Corporation (TECO), a not-for-profit district energy system that provides mission-critical heating, cooling and power to 16 institutions, 48 buildings and more than 21.6 million square feet of conditioned space on the Texas Medical Center campus in Houston, TX.

26